Exhibit 99.1
Mission ProduceTM Announces Fiscal 2022 Fourth Quarter Financial Results
OXNARD, Calif. -- December 22, 2022 -- (GLOBE NEWSWIRE) Mission Produce, Inc. (Nasdaq: AVO) (“Mission” or the “Company”), a world leader in sourcing, producing, and distributing fresh Hass avocados with additional offerings in mangos and blueberries, today reported its financial results for the fiscal fourth quarter ended October 31, 2022.
Fiscal Fourth Quarter 2022 Highlights:
•Total revenue of $238.0 million was flat with the prior year period, including the Blueberries segment consolidation which was not comparable to the prior year period. Average avocado selling price decreased by 10%, partially offset by a 6% increase in avocado volume sold, compared to the same period last year
•Net loss of $(42.0) million, or $(0.59) per diluted share, which includes a non-cash charge of $49.5 million related to goodwill impairment; compared to net income of $16.9 million, or $0.24 per diluted share, for the same period last year
•Adjusted net income of $9.2 million, or $0.13 per diluted share, compared to $17.0 million, or $0.24 per diluted share, for the same period last year
•Adjusted EBITDA of $17.2 million compared to $26.4 million for the same period last year
Full Year 2022 Highlights:
•Total revenue of $1.0 billion, a 17% increase driven by average selling price increases of 28%, partially offset by an 11% decrease in avocado volume sold, compared to last year
•Net loss of $(34.6) million, or $(0.49) per diluted share, compared to net income of $44.9 million, or $0.63 per diluted share last year
•Adjusted net income of $18.5 million, or $0.26 per diluted share, compared to $52.7 million, or $0.74 per diluted share last year
•Adjusted EBITDA of $47.6 million compared to $85.3 million last year
•Owned exportable avocado production volume increased 15% to 117 million pounds for the 2022 harvest season
CEO Message
Steve Barnard, Founder and CEO of Mission Produce commented, “We advanced our position with retailers during fiscal fourth quarter through a successful activation of our Peruvian program. Mission’s ability to deliver consistent, high-quality fruit during the Mexican off-season is a clear advantage of our vertical integration. These capabilities, combined with our expanding network of ripening and distribution assets, provide us with the tools to penetrate new and growing markets in Europe and Asia.”

Mr. Barnard continued, “While we are pleased with the commercial traction we are having with customers for our Peruvian production, our fiscal fourth quarter financial performance was impacted by a confluence of variables, especially with regard to the rapid decline in pricing, which undermined our ability to drive the per-unit margins that we have generated historically. Persistent cost inflation, combined with a suboptimal size curve from our owned production and, a delay to our seasonal transition to the Mexican production resulted in an unfavorable mix, lower relative pricing, and temporary margin compression.

Exhibit 99.1
“With respect to 2023, we see a more normal marketplace emerging — highlighted by better and more consistent supply conditions — which provides a constructive foundation for the industry to drive consumption and expand growth in new geographies. We are prepared to meet demand during the upcoming peak Super Bowl season, and expect to produce improved operating performance for the full year 2023.”
Fiscal Fourth Quarter 2022 Consolidated Financial Review
Total revenue for the fourth quarter of fiscal 2022 was flat compared to the same period last year, including the Blueberries segment consolidation which was not comparable to the prior year period. Average selling price decreases of 10% were largely offset by a 6% increase in avocado volume sold. Per-unit avocado sales prices decreased due to higher industry supply and was exacerbated by an unfavorable mix of larger fruit from the Company’s owned production in Peru. Avocado volume sold increased due to the Company’s larger Peruvian harvest combined with higher volumes from Mexico as the industry transitioned to its new harvest season. The impact was partially offset by lower California volumes, which were attributed to the accelerated harvest brought about by high pricing in the early part of the season.
Gross profit for the fourth quarter decreased $6.9 million or 20%, to $26.9 million, and gross profit percentage decreased 296 basis points to 11.3% of revenue. The decrease in gross profit was primarily driven by lower per-unit margins in both the International Farming and Marketing & Distribution segments. International Farming segment margin was impacted by lower average selling prices combined with significant inflation experienced in logistics, farming and packing costs. Marketing & Distribution segment margin was pressured by our lack of California supply to market during the quarter.
Selling, general and administrative expense (“SG&A”) for the fourth quarter increased $4.0 million to $19.5 million, primarily due to higher employee-related costs driven by higher stock-based compensation expense and labor inflation, as well as non-capitalizable ERP implementation costs and nonrecurring process re-engineering costs related to the ERP system in the Company’s Marketing & Distribution segment. The consolidation of Moruga increased SG&A by $1.2 million, which included amortization of an intangible asset recognized at acquisition.
Net loss for the fourth quarter of fiscal 2022 was $(42.0) million, or $(0.59) per diluted share, compared to net income of $16.9 million, or $0.24 per diluted share, for the same period last year, and includes a non-cash charge of $49.5 million related to goodwill impairment within the International Farming segment.
Adjusted net income for the fourth quarter of fiscal 2022 was $9.2 million, or $0.13 per diluted share, compared to $17.0 million, or $0.24 per diluted share, for the same period last year.
Adjusted EBITDA was $17.2 million for the fourth quarter of fiscal 2022, compared to $26.4 million for the same period last year, due primarily to lower per-unit gross margins and higher SG&A costs, partially offset by the impact of higher avocado volume sold.
Fiscal Fourth Quarter Business Segment Performance
Marketing & Distribution
Net sales in the Marketing & Distribution segment decreased 4% to $221.2 million for the quarter, due to the same drivers impacting consolidated revenue.
Segment adjusted EBITDA decreased $4.4 million or 52% to $4.0 million, due to the same drivers impacting consolidated adjusted EBITDA.
International Farming
Substantially all sales of fruit from the International Farming segment are to the Marketing and Distribution segment, with the remainder of revenue largely derived from services provided to third parties and the Blueberries segment. Affiliated sales are concentrated in the second half of the fiscal year in alignment with the Peruvian avocado harvest season, which typically runs from April through August of each year. As a result, adjusted EBITDA for International Farming is generally concentrated in the third and fourth quarters of the fiscal year in alignment with the timing of sales. The Company operates approximately 300 hectares of mangos in Peru that are largely in an early-stage of production. The timing of the mango harvest is concentrated in

Exhibit 99.1
the fiscal second quarter and, as a result, mangos have a more pronounced impact on segment financial performance during this timeframe.
Total segment sales in the International Farming segment increased $9.4 million, or 31% in the three months ended October 31, 2022 compared to the same period last year, due to higher affiliated sales driven by an increase in avocado volume harvested and sold. Segment affiliated sales reflect the consideration returned to the International Farming segment net of logistics costs, the most significant of which is ocean freight.
Segment adjusted EBITDA decreased $5.8 million or 32% to $12.2 million primarily due to lower per -box margins, driven by significant inflation experienced in logistics, farming and packing costs. Inability to drive higher pricing was impacted by an unfavorable mix of larger fruit from the Company’s owned production in Peru.
Blueberries
Net sales in the Blueberries segment in the three months ended October 31, 2022 were $10.5 million. Segment adjusted EBITDA for the three months ended October 31, 2022 was $1.0 million.
Balance Sheet and Cash Flow
Cash and cash equivalents were $52.8 million as of October 31, 2022 compared to $84.5 million as of October 31, 2021.
Net cash provided by operating activities was $35.2 million for fiscal year 2022 compared to $47.0 million last year, reflecting net loss in the current year compared to net income in the prior year, partially offset by improvements in working capital. Working capital was primarily impacted by favorable movement in accounts receivable, partially offset by unfavorable movement in inventory. Accounts receivable as of October 31, 2022 was lower compared to prior year, as a result of per-unit sales prices trending lower during the fourth quarter. Changes in inventory were primarily driven by the consolidation of Moruga and the timing of its respective inventory build at our fiscal year end.
Capital expenditures were $61.2 million for the fiscal year 2022, compared to $73.4 million last year. Current year expenditures were concentrated in the purchase of farmland in Peru as well as land improvements and orchard development in Peru and Guatemala.
Outlook
For the first quarter of fiscal year 2023, the Company is providing the following industry outlook that will drive performance as the business shifts back to its Marketing & Distribution segment:
•The industry is expecting volumes to be higher in the fiscal 2023 first quarter versus the prior year period, primarily due to expectations for a larger Mexican harvest. The overall Mexican crop is expected to be approximately 20% higher compared to the prior harvest season, but early season volumes have lagged that figure due to primarily to low pricing.
•Pricing is expected to be lower on a sequential basis, but consistent with pricing experienced in the latter part of the prior quarter, which would imply a year-over-year decrease of approximately 20-25% compared to the $1.56 per pound average experienced in first quarter of fiscal 2022.
Conference Call and Webcast
As previously announced, the Company will host a conference call to discuss its fourth quarter of fiscal 2022 financial results today at 5:00 p.m. ET. The conference call can be accessed live over the phone by dialing (877) 407-9039 or for international callers by dialing (201) 689-8470. A replay of the call will be available through January 5, 2023 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13734660.
The live audio webcast of the conference call will be accessible in the News & Events section on the Company's Investor Relations website at https://investors.missionproduce.com. An archived replay of the webcast will also be available shortly after the live event has concluded.

Exhibit 99.1
Non-GAAP Financial Measures
This press release contains the non-GAAP financial measures “adjusted net income” and “adjusted EBITDA.” Management believes these measures provide useful information for analyzing the underlying business results. These measures are not in accordance with, nor are they a substitute for or superior to, the comparable financial measures by generally accepted accounting principles.
Mission Produce adjusted net income (loss) refers to net income (loss) attributable to Mission Produce, before stock-based compensation expense, unrealized gain (loss) on derivative financial instruments, foreign currency gain (loss), farming costs for nonproductive orchards (which represents land lease costs), certain noncash and nonrecurring ERP costs, transaction costs, material legal settlements, amortization of inventory adjustments recognized from business combinations, further adjusted by any special, non-recurring, or one-time items such as remeasurement, impairment or discrete tax charges that are distortive to results, and tax effects of these items, if any, and the tax-effected impact of these non-GAAP adjustments attributable to noncontrolling interest, allocable to the noncontrolling owners based on their percentage of ownership interest.
Adjusted EBITDA refers to net income (loss), before interest expense, income taxes, depreciation and amortization expense, stock-based compensation expense, other income (expense), and income (loss) from equity method investees, further adjusted by asset impairment and disposals, net of insurance recoveries, farming costs for nonproductive orchards (which represents land lease costs), certain noncash and nonrecurring ERP costs, transaction costs, material legal settlements, amortization of inventory adjustments recognized from business combinations, and any special, non-recurring, or one-time items such as remeasurements or impairments, and any portion of these items attributable to the noncontrolling interest, all of which are excluded from the results the CEO reviews uses to assess segment performance and results.
Reconciliations of these non-GAAP financial measures to the most comparable GAAP measure are provided in the table at the end of this press release.
About Mission Produce, Inc.
Mission Produce is a global leader in the worldwide avocado business. Since 1983, Mission Produce has been sourcing, producing and distributing fresh Hass avocados, and as of 2021, fresh mangos, to retail, wholesale and foodservice customers in over 25 countries. The vertically integrated Company owns and operates four state-of-the-art packing facilities in key growing locations globally, including California, Mexico and Peru and has additional sourcing capabilities in Chile, Colombia, the Dominican Republic, Guatemala, Brazil, Ecuador, South Africa and more, which allow the company to provide a year-round supply of premium fruit. Mission’s global distribution network includes 12 forward distribution centers that are strategically positioned in key markets throughout North America, China and Europe, offering value-added services such as ripening, bagging, custom packing and logistical management. For more information, please visit www.missionproduce.com.
Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that, within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are also intended to identify forward-looking statements. The forward-looking statements in this press release address a variety of subjects, including statements about our short-term and long-term assumptions, goals and targets. Many of these assumptions relate to matters that are beyond our control and changing rapidly. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurances that our expectations will be attained. Readers are cautioned that actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including: limitations regarding the supply of avocados, either through purchasing or growing; fluctuations in the market price of avocados; increasing competition; risks associated with doing business internationally, including Mexican and Peruvian economic, political and/or societal conditions; inflationary pressures; loss of one or more of our largest customers; general economic conditions or downturns; supply chain failures or disruptions; disruption to the supply of reliable and cost-effective transportation; failure to recruit or retain employees, poor employee relations, and/or ineffective organizational structure; inherent farming risks; seasonality in operating results; failures associated with information technology infrastructure, system security and cyber risks; new and changing privacy laws and our compliance with such laws; food safety events and recalls; failure to comply with laws and regulations, including those promulgated by the USDA and FDA, health and safety laws, environmental laws, and other laws and regulations; changes to trade policy and/or export/import laws and regulations; risks from business acquisitions, if any; lack of or failure of infrastructure; material litigation

Exhibit 99.1
or governmental inquiries/actions; failure to maintain or protect our brand; changes in tax rates or international tax legislation; risks associated with the ongoing conflict in Russia and Ukraine; the viability of an active, liquid, and orderly market for our common stock; volatility in the trading price of our common stock; concentration of control in our executive officers, directors and principal stockholders over matters submitted to stockholders for approval; limited sources of capital appreciation; significant costs associated with being a public company and the allocation of significant management resources thereto; reliance on analyst reports; failure to maintain proper and effective internal control over financial reporting; restrictions on takeover attempts in our charter documents and under Delaware law; the selection of Delaware as the exclusive forum for substantially all disputes between us and our stockholders; risks related to restrictive covenants under our credit facility, which could affect our flexibility to fund ongoing operations, uses of capital and strategic initiatives, and, if we are unable to maintain compliance with such covenants, lead to significant challenges in meeting our liquidity requirements and acceleration of our debt; and other risks and factors discussed from time to time in our Annual and Quarterly Reports on Forms 10-K and 10-Q and in our other filings with the Securities and Exchange Commission.
You can obtain copies of our SEC filings on the SEC’s website at www.sec.gov. The forward-looking statements contained in this press release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.
Contacts:
Investor Relations
ICR
Jeff Sonnek
646-277-1263
jeff.sonnek@icrinc.com
Media
Jenna Aguilera
Marketing Communications Manager
Mission Produce, Inc.
press@missionproduce.com

MISSION PRODUCE, INC.
Condensed Consolidated Balance Sheets (Unaudited)

	October 31,
(In millions)	2022	2021
Assets
Current Assets:
Cash and cash equivalents	$52.8	$84.5
Restricted cash	1.1	6.1
Accounts receivable
Trade, net of allowances	62.9	73.8
Grower and fruit advances	1.8	0.6
Other	17.3	12.3
Inventory	73.1	48.2
Prepaid expenses and other current assets	11.1	11.6
Loans to equity method investees	—	3.3
Income taxes receivable	8.0	6.7
Total current assets	228.1	247.1
Property, plant and equipment, net	489.7	424.2
Operating lease right-of-use assets	65.4	43.9
Equity method investees	27.1	52.7
Loans to equity method investees	—	1.8
Deferred income tax assets, net	8.1	7.6
Goodwill	39.4	76.4
Intangible asset, net	2.0	—
Other assets	19.7	19.8
Total assets	$879.5	$873.5

Liabilities and Equity
Liabilities
Accounts payable	$34.4	$22.8
Accrued expenses	30.1	28.8
Income taxes payable	1.0	1.9
Grower payables	24.3	22.2
Short-term borrowings	2.5	—
Long-term debt—current portion	3.5	8.8
Operating leases—current portion	4.7	3.6
Finance leases—current portion	1.2	1.1
Total current liabilities	101.7	89.2
Long-term debt, net of current portion	136.9	155.1
Operating leases, net of current portion	63.9	42.5
Finance leases, net of current portion	1.4	2.2
Income taxes payable	3.1	3.5
Deferred income tax liabilities, net	29.4	26.8
Other long-term liabilities	20.2	20.0
Total liabilities	356.6	339.3
Equity
Mission Produce shareholders' equity	502.1	534.2
Noncontrolling interest	20.8	—
Total equity	522.9	534.2
Total liabilities and equity	$879.5	$873.5

MISSION PRODUCE, INC.
Condensed Consolidated Statements of (Loss) Income (Unaudited)

	Three Months Ended October 31,		Years Ended October 31,
(In millions, except for per share amounts)	2022	2021	2022	2021
Net sales	$238.0	$237.0	$1,045.9	$891.7
Cost of sales	211.1	203.2	956.1	767.2
Gross profit	26.9	33.8	89.8	124.5
Selling, general and administrative expenses	19.5	15.5	77.5	63.6
Goodwill impairment	49.5	—	49.5	—
Operating (loss) income	(42.1)	18.3	(37.2)	60.9
Interest expense	(2.0)	(1.0)	(5.5)	(3.7)
Equity method income	1.5	3.3	5.1	7.5
Remeasurement gain on business combination with Moruga	—	—	2.0	—
Other income	0.8	2.1	4.4	1.3
(Loss) income before income taxes	(41.8)	22.7	(31.2)	66.0
Provision for income taxes	—	5.8	3.7	21.1
Net (loss) income	$(41.8)	$16.9	$(34.9)	$44.9
Net (income) loss attributable to noncontrolling interest	(0.2)	—	0.3	—
Net (loss) income attributable to Mission Produce	$(42.0)	$16.9	$(34.6)	$44.9

Net (loss) income per share attributable to Mission Produce:
Basic	$(0.59)	$0.24	$(0.49)	$0.64
Diluted	$(0.59)	$0.24	$(0.49)	$0.63

Weighted average shares of common stock outstanding, used in computing diluted earnings per share	70,664,681	71,153,478	70,647,469	71,068,481

MISSION PRODUCE, INC.
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Years Ended October 31,
(In millions)	2022	2021
Operating Activities
Net (loss) income	$(34.9)	$44.9
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Provision for losses on accounts receivable	0.1	—
Depreciation and amortization	24.8	20.4
Amortization of debt issuance costs	0.3	0.3
Equity method income	(5.1)	(7.5)
Noncash lease expense	5.3	4.3
Stock-based compensation	3.6	2.6
Dividends received from equity method investees	2.2	1.7
Losses (gains) on asset impairment, disposals and sales, net of insurance recoveries	0.4	0.1
Deferred income taxes	(0.6)	8.8
Goodwill impairment	49.5	—
Remeasurement gain on acquisition of equity method investee	(2.0)	—
Other	0.1	(0.1)
Unrealized (gains) losses on derivative financial instruments	(4.7)	(0.8)
Effect on cash of changes in operating assets and liabilities, net of acquisition:
Trade accounts receivable	10.6	(16.4)
Grower fruit advances	(1.2)	0.8
Miscellaneous receivables	(2.4)	2.6
Inventory	(15.3)	(11.2)
Prepaid expenses and other current assets	(0.4)	(2.5)
Income taxes receivable	(1.1)	(3.8)
Other assets	0.2	(3.5)
Accounts payable and accrued expenses	9.4	8.9
Income taxes payable	(1.3)	(0.1)
Grower payables	2.2	3.4
Operating lease liabilities	(4.0)	(3.2)
Other long-term liabilities	(0.5)	(2.7)
Net cash provided by operating activities	$35.2	$47.0
Investing Activities
Purchases of property and equipment	(61.2)	(73.4)
Proceeds from sale of property, plant and equipment	3.0	2.4
Insurance proceeds for the replacement of property, plant and equipment	—	1.1
Cash acquired in consolidation of Moruga	4.3	—
Investment in equity method investees	(0.4)	(0.2)
Loans to equity method investees	—	(2.0)
Loan repayments from equity method investees	3.0	1.5
Other	(0.1)	0.3
Net cash used in investing activities	$(51.4)	$(70.3)
Financing Activities
Borrowings on revolving credit facility	80.0	—
Payments on revolving credit facility	(40.0)	—
Short-term borrowings	2.5	—
Principal payments on long-term debt obligations	(63.3)	(10.5)
Principal payments on finance lease obligations	(1.2)	(1.2)
Exercise of stock options	0.1	0.2

MISSION PRODUCE, INC.

	Years Ended October 31,
(In millions)	2022	2021
Repayment of stock option notes receivable	—	0.1
Payment of debt issuance, restructuring or extinguishment fees	(0.8)	(0.1)
Contributions from noncontrolling interest holders	0.9	—
Net cash used in financing activities	$(21.8)	$(11.5)
Effect of exchange rate changes on cash	(0.3)	—
Net decrease in cash, cash equivalents and restricted cash	(38.3)	(34.8)
Cash, cash equivalents and restricted cash, beginning of period	92.2	127.0
Cash, cash equivalents and restricted cash, end of period	$53.9	$92.2

Summary of cash, cash equivalents and restricted cash reported within the consolidated balance sheets:
Cash and cash equivalents	$52.8	$84.5
Restricted cash	1.1	6.1
Restricted cash included in other assets	—	1.6
Total cash, cash equivalents, and restricted cash shown in the consolidated statements of cash flows	$53.9	$92.2

MISSION PRODUCE, INC.
Reconciliation of Non-GAAP Financial Measures to GAAP (Unaudited)
The following tables reconcile the non-GAAP measures “adjusted net income” and “adjusted EBITDA” to their comparable GAAP measures. Refer also to “Non-GAAP Financial Measures” earlier in this press release.
Adjusted net income

	Three Months Ended October 31,		Years Ended October 31,
(In millions, except for per share amounts)	2022	2021	2022	2021
Net (loss) income attributable to Mission Produce	$(42.0)	$16.9	$(34.6)	$44.9
Stock-based compensation	1.0	0.6	3.6	2.6
Unrealized gains on derivative financial instruments	(1.5)	(1.2)	(6.0)	(3.0)
Foreign currency loss	0.9	(1.2)	2.0	1.6
Asset impairment and disposals, net of insurance recoveries	0.2	—	0.4	(0.2)
Farming costs for nonproductive orchards	0.4	0.8	1.5	0.8
ERP costs(1)	0.8	—	4.6	—
Transaction costs	0.1	—	0.6	—
Amortization of inventory adjustment recognized from business combination	0.4	—	0.4	—
Legal settlement	—	—	—	0.8
Goodwill impairment(2)	49.5	—	49.5	—
Remeasurement gain on business combination with Moruga(2)	—	—	(2.0)	—
Debt extinguishment costs	—	0.1	—	0.1
Tax effects of adjustments to net income attributable to Mission Produce(3)	(0.4)	0.7	(1.3)	(0.3)
Discrete tax adjustment for change in Peruvian tax rates	—	0.3	—	5.4
Noncontrolling interest(4)	(0.2)	—	(0.2)	—
Mission Produce adjusted net income	$9.2	$17.0	$18.5	$52.7
Mission Produce adjusted net income per diluted share	$0.13	$0.24	$0.26	$0.74
(1)Includes recognition of deferred implementation costs and non-recurring post-implementation process reengineering costs.
(2)Not deductible for income tax purposes.
(3)Tax effects are calculated using applicable rates that each adjustment relates to.
(4)Represents net income (loss) attributable to noncontrolling interest plus the impact of tax-effected non-GAAP adjustments, allocable to the noncontrolling owner based on their percentage of ownership interest.

MISSION PRODUCE, INC.
Adjusted EBITDA

	Three Months Ended October 31,		Years Ended October 31,
(In millions)	2022	2021	2022	2021
Marketing and Distribution adjusted EBITDA	$4.0	$8.4	$23.5	$51.4
International Farming adjusted EBITDA	12.2	18.0	23.3	33.9
Blueberries adjusted EBITDA	1.0	—	0.8	—
Total reportable segment adjusted EBITDA	$17.2	$26.4	$47.6	$85.3
Net (loss) income	(41.8)	16.9	(34.9)	44.9
Interest expense	2.0	1.0	5.5	3.7
Provision for income taxes	—	5.8	3.7	21.1
Depreciation and amortization(1)	7.6	6.7	24.8	20.4
Equity method income(2)	(1.5)	(3.3)	(5.1)	(7.5)
Stock-based compensation	1.0	0.6	3.6	2.6
Legal settlement	—	—	—	0.8
Asset impairment and disposals, net of insurance recoveries	0.2	—	0.4	(0.2)
Farming costs for nonproductive orchards	0.4	0.8	1.5	0.8
ERP costs(3)	0.8	—	4.6	—
Transaction costs	0.1	—	0.6	—
Amortization of inventory adjustment recognized from business combination	0.4	—	0.4	—
Goodwill impairment	49.5	—	49.5	—
Remeasurement gain on business combination with Moruga	—	—	(2.0)	—
Other income	(0.8)	(2.1)	(4.4)	(1.3)
Noncontrolling interest(4)	(0.7)	—	(0.6)	—
Total adjusted EBITDA	$17.2	$26.4	$47.6	$85.3
(1)Includes $1.1 million and $1.4 million of depreciation and amortization of purchase accounting assets including property, plant and equipment step-up and an intangible asset for the three months and year ended October 31, 2022, respectively.
(2)Excludes earnings from Moruga following its consolidation on May 1, 2022. For earnings from Moruga recognized prior to May 1, 2022, the Company’s proportionate share of 60% of earnings were included as they were accounted for under the equity method.
(3)Includes recognition of deferred implementation costs and non-recurring post-implementation process reengineering costs.
(4)Represents net loss attributable to noncontrolling interest plus the impact of non-GAAP adjustments, allocable to the noncontrolling owner based on their percentage of ownership interest.

MISSION PRODUCE, INC.
Other Information (Unaudited)
Segment Sales

	Marketing and Distribution	International Farming	Blueberries(1)	Total	Marketing and Distribution	International Farming	Total
	Three Months Ended October 31,
(In millions)	2022				2021
Third party sales	$221.2	$6.4	$10.5	$238.0	$230.4	$6.6	$237.0
Affiliated sales	—	33.4	—	33.4	—	23.8	23.8
Total segment sales	$221.2	$39.8	$10.5	$271.4	$230.4	$30.4	$260.8
Intercompany eliminations	—	(33.4)	—	(33.4)	—	(23.8)	(23.8)
Total net sales	$221.2	$6.4	$10.5	$238.0	$230.4	$6.6	$237.0
	Years Ended October 31,
	2022				2021
Third party sales	$1,016.1	$19.1	$10.8	$1,045.9	$872.0	$19.7	$891.7
Affiliated sales	—	95.6	—	95.6	—	84.9	84.9
Total segment sales	$1,016.1	$114.7	$10.8	$1,141.5	$872.0	$104.6	$976.6
Intercompany eliminations	—	(95.6)	—	(95.6)	—	(84.9)	(84.9)
Total net sales	$1,016.1	$19.1	$10.8	$1,045.9	$872.0	$19.7	$891.7
(1)Moruga was consolidated with the Company prospectively from May 1, 2022.
Other Information

	Three Months Ended October 31,		Years Ended October 31,
	2022	2021	2022	2021
Pounds of avocados sold (millions)	169.2	160.1	584.3	653.0
Average sales price per pound(1)	$1.28	$1.45	$1.71	$1.34
(1)Calculated by dividing net avocado sales from the Marketing & Distribution segment by the total pounds of avocados sold in the stated period.

Sales by type

	Three Months Ended October 31,		Years Ended October 31,
(In millions)	2022	2021	2022	2021
Avocado	$216.9	$227.5	$998.4	$864.5
Other	21.1	9.5	47.5	27.2
Total net sales	$238.0	$237.0	$1,045.9	$891.7